                                                                    EXHIBIT 12.1

                   TRITON ENERGY CORPORATION AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                           (THOUSANDS, EXCEPT RATIOS)

                                                     NINE MONTHS ENDED
                                                                          SEVEN MONTHS
                                                       SEPTEMBER 30,          ENDED                 YEARS ENDED MAY 31,
                                                    --------------------  DECEMBER 31,   ------------------------------------------
                                                      1995       1994         1994         1994       1993       1992       1991
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
Fixed charges, as defined (1):
  Interest charges................................  $  30,509  $  25,443    $  20,285    $  26,951  $  16,336  $  11,066  $  28,056
Preferred dividend requirements of the Company....        802        449          449       --         --          1,386      5,546
Preferred dividend requirements of subsidiaries
 adjusted to pre-tax basis........................     --         --           --              364      1,551      1,780      2,330
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
  Total fixed charges.............................     31,311     25,892       20,734       27,315     17,887     14,232     35,932
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
Earnings, as defined (1)(3):
  Earnings (loss) from continuing operations
   before income taxes, minority interest,
   extraordinary item and cumulative effect of
   accounting change..............................     15,856    (35,921)     (22,834)     (23,104)  (147,445)   (87,124)    21,054
  Fixed charges, above............................     31,311     25,892       20,734       27,315     17,887     14,232     35,932
  Less interest capitalized.......................    (11,522)   (16,174)     (11,833)     (16,863)    (6,407)    (6,529)    (5,879)
  Plus undistributed (earnings) loss of
   affiliates.....................................      1,014     (1,534)       4,102         (645)     3,012      2,558     (2,604)
  Less preferred dividend requirements of the
   Company and its subsidiaries adjusted to a pre-
   tax basis......................................       (802)      (449)        (449)        (364)    (1,551)    (3,166)    (7,876)
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
                                                    $  35,857  $ (28,186)   $ (10,280)   $ (13,661) $(134,504) $ (80,029) $  40,627
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and
 preferred stock dividends (2)(3).................        1.1     --          --            --         --         --            1.1
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  -------------  ---------  ---------  ---------  ---------


                                                      1990
                                                    ---------
Fixed charges, as defined (1):
  Interest charges................................  $  33,181
Preferred dividend requirements of the Company....      5,398
Preferred dividend requirements of subsidiaries
 adjusted to pre-tax basis........................      2,498
                                                    ---------
  Total fixed charges.............................     41,077
                                                    ---------
                                                    ---------
Earnings, as defined (1)(3):
  Earnings (loss) from continuing operations
   before income taxes, minority interest,
   extraordinary item and cumulative effect of
   accounting change..............................    (44,281)
  Fixed charges, above............................     41,077
  Less interest capitalized.......................     (7,180)
  Plus undistributed (earnings) loss of
   affiliates.....................................       (246)
  Less preferred dividend requirements of the
   Company and its subsidiaries adjusted to a pre-
   tax basis......................................     (7,896)
                                                    ---------
                                                    $ (18,526)
                                                    ---------
                                                    ---------
Ratio of earnings to combined fixed charges and
 preferred stock dividends (2)(3).................     --
                                                    ---------
                                                    ---------


------------------------------
(1) Earnings include the Company's equity in the losses of an affiliate whose debt is guaranteed by the Company. Related interest charges for the years ended May 31, 1992, 1991 and 1990 of $819,000, $802,000 and $240,000,
     respectively, were excluded from fixed charges due to the improbability that such guarantees would be honored.


(2) Earnings were inadequate to cover fixed charges and preferred dividends for the nine months ended September 30, 1994 by $54,078,000, for the seven months ended December 31, 1994 by $31,014,000 and for the years ended May 31, 1994, 1993, 1992 and 1990 by $40,976,000, $152,391,000, $94,261,000 and
     $59,603,000, respectively.



(3) Earnings reflect nonrecurring writedowns and loss provisions of $1,963,000 and $15,366,000 for the nine months ended September 30, 1995 and 1994, $984,000 for the seven months ended December 31, 1994 and $45,754,000, $99,883,000, $48,805,000, $2,708,000 and $29,239,000 for the years ended
     May 31, 1994, 1993, 1992, 1991 and 1990, respectively. Nonrecurring gains from the sales of assets and other gains aggregated $13,571,000 and
     $1,500,000 for the nine months ended September 30, 1995 and 1994, respectively, and for the years ended May 31, 1994 and 1991 aggregated $56,193,000 and $28,351,000, respectively. The ratio of earnings to combined fixed charges and preferred dividends if adjusted to remove nonrecurring items would have been 0.8 for the nine months ended September 30, 1995 and 0.5 and 0.3 for the years ended May 31, 1991 and 1990, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preferred dividends for the nine months ended September 30, 1995 and 1994 by $7,062,000 and $40,212,000,
     respectively, for the seven months ended December 31, 1994 by $30,030,000 and for the years ended May 31, 1994, 1993, 1992, 1991 and 1990 by $51,415,000, $45,183,000, $33,687,000, $17,452,000 and $28,864,000,
     respectively.